UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2016

CITIZENS FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36636	05-0412693
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Citizens Plaza Providence, RI	02903
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (401) 456-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 21, 2016, Citizens Financial Group, Inc. (the “Company,” “Citizens” or “we”) reported second quarter net income of $243 million, or $0.46 per diluted common share, up 28% and 31%, respectively, from $190 million and $0.35 per diluted common share in second quarter 2015. Compared with first quarter 2016, net income increased 9% from $223 million and diluted earnings per common share increased 12% from $0.41. Second quarter 2015 results include an after-tax restructuring charge impact of $0.05 per diluted share, largely related to efforts to improve processes and enhance efficiencies as well as rebranding and separation from RBS. Adjusting for these charges, second quarter 2015 Adjusted* EPS was $0.40 and second quarter 2016 year-on-year improvement was 15%. Return on Average Tangible Common Equity* (“ROTCE”) was 7.3% in second quarter 2016 compared to 6.6% in first quarter 2016 and an Adjusted* 6.7% in second quarter 2015.

*	These are non-GAAP financial measures. Please see Non-GAAP Reconciliation Tables at the end of this release for an explanation of our use of non-GAAP financial measures and their reconciliation to GAAP. Where there is a reference to an “Adjusted” result in a paragraph, all measures that follow that “Adjusted” result are also “Adjusted” and exclude restructuring charges and special items as applicable. There were no restructuring charges or special items in first and second quarter of 2016.

Citizens Financial Group, Inc.

Second Quarter 2016 vs. First Quarter 2016

Key Highlights

•	Second quarter highlights include net income growth of 9%, with 4% revenue growth highlighted by 2% average loan and deposit growth and a 1% improvement in the efficiency ratio* to 65%. These results helped drive a 70 basis point improvement in ROTCE* to 7.3%.

Results

•	Total revenue of $1.3 billion was up $44 million, or 4%, driven by 8% noninterest income growth and 2% net interest income growth.

•	Net interest income of $923 million was up $19 million, or 2%, driven by commercial and student loan growth.

•	Net interest margin of 2.84% compares with 2.86% in the prior quarter, driven by loan growth and improved loan yields and stable deposit costs.

•	Noninterest income of $355 million increased $25 million, or 8%.

•	Headcount down 74.

•	Noninterest expense of $827 million increased 2%, reflecting salaries and employee benefits, related to a change in timing of merit increases and incentive payments, as well as higher regulatory, fraud and insurance costs.

•	Efficiency ratio* of 65% improved 1%.

•	Provision for credit losses of $90 million remained stable, with an $18 million decrease in net charge-offs and a $25 million reserve build tied to loan growth.

Balance Sheet

•	Average interest-earning assets increased $3.3 billion, or 3%.

•	Average deposits increased $2.0 billion, or 2%.

•	Nonperforming loans and leases (“NPLs”) to total loans and leases ratio improved 6 basis points to 1.01% with improvement in both the commercial and retail portfolios. Allowance coverage of NPLs improved to 119% from 113%.

Citizens Financial Group, Inc.

•	Net charge-offs improved to 25 basis points from 33 basis points, with a reduction in both commercial and retail.

•	Completed $1.0 billion offering of five-year 2.550% senior unsecured bank notes.

•	Common equity tier 1 (“CET1”) risk-based capital ratio of 11.5%. Dividend increased 20% to $0.12 per common share as of May 4, 2016.

Second Quarter 2016 vs. Second Quarter 2015

Key Highlights

•	Second quarter highlights include net income growth of 28%, or 13% on an Adjusted* basis, led by a 10% increase in net interest income and a 12 basis point increase in net interest margin, along with 3% Adjusted* operating leverage. The efficiency ratio* improved to 65% from an Adjusted efficiency ratio* of 67%.

Results

•	Total revenue of $1.3 billion increased 7%, driven by loan growth and net interest margin improvement as well as growth in service charges and fees and capital markets fees.

•	Net interest income was up $83 million, primarily reflecting higher commercial, student, mortgage and auto loan growth, partially offset by lower investment portfolio income, which reflects a reduction in Federal Reserve Bank stock dividends, and an increase in debt borrowing costs.

•	Net interest margin of 2.84% increased 12 basis points, driven by improved loan yields.

•	Noninterest income of $355 million declined $5 million from second quarter 2015 levels that exclude the impact of the reclassification of $7 million of card reward costs. Service charges and fees and capital markets fees were offset by lower card fees due to the card reward accounting change impact in 2016, lower securities gains and lower mortgage banking servicing rights valuation.

•	Noninterest expense of $827 million decreased $14 million, reflecting a $40 million reduction in restructuring charges and special items. Results included a $21 million increase in salary and employee benefits largely related to a change in timing of merit increases and incentive payments as well as higher software amortization and equipment depreciation costs. Second quarter 2015 results exclude the impact of the reclassification of $7 million of card reward costs.

•	Headcount was down 75.

•	Provision for credit losses of $90 million increased $13 million and reflects a $13 million decrease in net charge-offs as well as a $25 million reserve build tied to loan growth.

•	ROTCE* of 7.3% improved 140 basis points and more than 60 basis points on an Adjusted basis.

Citizens Financial Group, Inc.

Balance Sheet

•	Average interest-earning assets increased $6.3 billion, or 5%.

•	Average deposits increased $5.4 billion, or 6%.

•	NPLs to total loans and leases ratio improved 8 basis points from 1.09% in the second quarter 2015. Allowance coverage of NPLs improved by 5% to 119% from 114% in second quarter 2015.

•	Net charge-offs of 25 basis points improved 8 basis points from 33 basis points in second quarter 2015.

Update on Plan Execution

•	Continued progress on initiatives to drive growth and enhance efficiency.

•	Consumer Banking – New customer checking account households up ~3,000 from second quarter 2015 with growth of 3% in average deposits and 5% in service charges and fees. Progress on salesforce expansion in both Wealth Management and Mortgage Banking.

•	Commercial Banking – 11% average loan growth from second quarter 2015 with increases in Commercial Real Estate, Industry Verticals, Corporate Finance, Franchise Finance and Mid-corporate; Treasury Solutions fee income up 16% from second quarter 2015.

•	Incremental revenue and efficiency initiatives are tracking as planned.

•	Balance sheet optimization initiatives to improve low-cost core deposit growth and shift loan portfolio mix to higher-return categories progressing well.

•	Closed troubled debt restructurings (“TDR Transaction”) in third quarter 2016 at a pre-tax gain of approximately $70 million, improving underlying credit quality while providing opportunity for improved risk-adjusted returns.

•	TOP II initiatives are performing well, as we remain on track to deliver $90 - $115 million of pre-tax benefits in 2016 with expense savings fully realized and revenue initiatives well underway.

•	TOP III initiatives are projected to deliver 2017 pre-tax revenue and expense benefits of $73-90 million and $10-$15 million of tax benefits. These will help to fund continued investments to drive future growth, particularly in our fee-based businesses.

•	Expect to utilize approximately 30% to 40% of the TDR Transaction gain to fund costs associated with TOP III initiatives as well as other balance sheet optimization efforts.

Citizens Financial Group, Inc.

Earnings highlights				2Q16 change from
($s in millions, except per share data)	2Q16	1Q16	2Q15	1Q16			2Q15
				$		%	$		%
Earnings
Net interest income	$923	$904	$840	$19		2%	$83		10%
Noninterest income	355	330	360	25		8	(5)		(1)
Total revenue	1,278	1,234	1,200	44		4	78		7
Noninterest expense	827	811	841	16		2	(14)		(2)
Pre-provision profit	451	423	359	28		7	92		26
Provision for credit losses	90	91	77	(1)		(1)	13		17

Net income	243	223	190	20		9	53		28
Net income available to common shareholders	243	216	190	27		13	53		28
After-tax restructuring charges and special items*	$—	$—	$25	$—		—%	$(25)		(100)%

Net income available to common shareholders excluding restructuring charges and special items*	$243	$216	$215	$27		13%	$28		13%

Average common shares outstanding
Basic (in millions)	529.0	528.1	537.7	0.9		—%	(8.8)		(2)%
Diluted (in millions)	530.4	530.4	539.9	(0.1)		—%	(9.5)		(2)%
Diluted earnings per share	$0.46	$0.41	$0.35	$0.05		12%	$0.11		31%
Diluted earnings per share, excluding restructuring charges and special items*	$0.46	$0.41	$0.40	$0.05		12%	$0.06		15%

Financial ratios
Net interest margin	2.84%	2.86%	2.72%	(2	) bps		12	bps
Effective income tax rate	32.6	32.9	32.7	(26	) bps		(8	) bps
Efficiency ratio*	65	66	70	(95	) bps		(531	) bps
Efficiency ratio, excluding restructuring charges and special items*	65	66	67	(95	) bps		(199	) bps
Return on average tangible common equity*	7.3	6.6	5.9	69	bps		140	bps
Return on average tangible common equity, excluding restructuring charges and special items*	7.3	6.6	6.7	69	bps		63	bps
Return on average common equity	4.9	4.5	3.9	49	bps		100	bps
Return on average total assets	0.7	0.6	0.6	4	bps		13	bps
Return on average total tangible assets*	0.7%	0.7%	0.6%	4	bps		13	bps

Capital adequacy(1)(2)
Common equity tier 1 capital ratio	11.5%	11.6%	11.8%
Total capital ratio	14.9	15.1	15.3
Tier 1 leverage ratio	10.3%	10.4%	10.4%

Asset quality(2)
Total nonperforming loans and leases as a % of total loans and leases	1.01%	1.07%	1.09%	(6	) bps		(8	) bps
Allowance for loan and lease losses as a % of loans and leases	1.20	1.21	1.24	(1	) bps		(4	) bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	119	113	114	584	bps		490	bps
Net charge-offs as a % of average loans and leases	0.25%	0.33%	0.33%	(8	) bps		(8	) bps

*	These are non-GAAP financial measures. Please see Non-GAAP Reconciliation Tables at the end of this release for an explanation of our use of non-GAAP financial measures and reconciliation of those non-GAAP financial measures to GAAP. All references to Adjusted results exclude restructuring charges and special items.
[1]	Current reporting period regulatory capital ratios are preliminary.
[2]	Capital adequacy and asset quality ratios calculated on a period-end basis, except net charge-offs.

Citizens Financial Group, Inc.

Discussion of Results:

Second quarter 2016 net income of $243 million improved from $223 million in first quarter 2016 and $190 million in second quarter 2015. Second quarter 2015 results were reduced by a net $40 million pre-tax, or $25 million after-tax, in restructuring charges and special items, largely related to efforts to improve processes and enhance efficiencies as well as rebranding and separation from RBS. Second quarter 2015 references to Adjusted* results below exclude the impact of restructuring charges and special items.

Second quarter 2016 net income of $243 million was up $20 million, or 9%, from first quarter 2016 as 4% revenue growth exceeded growth in noninterest expense of 2%. Diluted EPS growth of 12% reflects no preferred dividend in second quarter 2016.

Compared with second quarter 2015 levels, net income improved $53 million as revenue growth of $78 million was partially offset by a $26 million increase in income tax expense and a $13 million increase in provision, reflecting a reserve build largely tied to loan growth.

Restructuring charges and special items				2Q16 change from
($s in millions, except per share data)	2Q16	1Q16	2Q15	1Q16		2Q15
				$	%	$	%

Pre-tax restructuring charges and special items	$—	$—	$40	$—	NM	$(40)	NM

After-tax restructuring charges and special items	—	—	25	—	NM	(25)	NM

Diluted EPS impact	$—	$—	$0.05	$—	NM	$(0.05)	NM

Adjusted results*				2Q16 change from
($s in millions, except per share data)	2Q16	1Q16	2Q15	1Q16		2Q15
				$	%	$	%
Net interest income	$923	$904	$840	$19	2%	$83	10%
Noninterest income	355	330	360	25	8	(5)	(1)

Total revenue	1,278	1,234	1,200	44	4	78	7
Adjusted noninterest expense*	827	811	801	16	2	26	3

Adjusted pre-provision profit*	451	423	399	28	7	52	13
Provision for credit losses	90	91	77	(1)	(1)	13	17

Adjusted pretax income*	361	332	322	29	9	39	12
Adjusted income tax expense*	118	109	107	9	8	11	10

Adjusted net income*	$243	$223	$215	$20	9%	$28	13%
Preferred dividend	—	7	—	(7)	(100)	—	—

Adjusted net income available to common shareholders*	243	216	215	27	13	28	13
Adjusted diluted earnings per share*	$0.46	$0.41	$0.40	$0.05	12%	$0.06	15%

Compared to Adjusted* second quarter 2015 results, net income increased $28 million, or 13%. This reflects a $78 million increase in total revenue, partially offset by a $26 million increase in noninterest expense driven by higher salary and employee benefits expense related to the timing of merit increases and incentive payments, as well as higher provision expense. Adjusted diluted earnings per share were up 15%, reflecting a 13% increase in net income available to common shareholders and a 2% reduction in fully diluted shares outstanding.

Citizens Financial Group, Inc.

Net interest income				2Q16 change from
($s in millions)	2Q16	1Q16	2Q15	1Q16			2Q15
				$		%	$		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$903	$872	$796	$31		4%	$107		13%
Investment securities	141	145	155	(4)		(3)	(14)		(9)
Interest-bearing deposits in banks	2	2	1	—		—	1		100

Total interest income	$1,046	$1,019	$952	$27		3%	$94		10%

Interest expense:
Deposits	$63	$60	$60	$3		5%	$3		5%
Federal funds purchased and securities sold under agreements to repurchase	—	1	2	(1)		(100)	(2)		(100)
Other short-term borrowed funds	12	11	19	1		9	(7)		(37)
Long-term borrowed funds	48	43	31	5		12	17		55

Total interest expense	$123	$115	$112	$8		7%	$11		10%

Net interest income	$923	$904	$840	$19		2%	$83		10%

Net interest margin	2.84%	2.86%	2.72%	(2	) bps		12	bps

Net interest income of $923 million increased $19 million from first quarter 2016, driven by a 2% increase in average loans, partially offset by a two basis point decrease in net interest margin. Net interest margin of 2.84% in second quarter 2016 reflects the benefit of improved loan yields and portfolio mix, which was offset by a reduction in investment portfolio yield largely tied to lower long-term rates as well as higher borrowing costs related to senior bank debt issuance. Deposit costs remained relatively stable, reflecting continued pricing discipline.

Compared to second quarter 2015, net interest income increased $83 million, or 10%, largely reflecting 7% average loan growth, 6% average deposit growth and a 12 basis point improvement in net interest margin. Results were driven by improved loan yields given continued pricing and portfolio optimization initiatives and higher short-term interest rates, partially offset by a reduction in investment portfolio yield driven by lower long-term rates as well as increased borrowing costs related to senior bank debt issuance. Deposit costs were stable with second quarter 2015, with continued pricing discipline.

Citizens Financial Group, Inc.

Noninterest Income				2Q16 change from
($s in millions)	2Q16	1Q16	2Q15	1Q16		2Q15
				$	%	$	%
Service charges and fees	$150	$144	$139	$6	4%	$11	8%
Card fees	51	50	60	1	2	(9)	(15)
Trust and investment services fees	38	37	41	1	3	(3)	(7)
Mortgage banking fees	25	18	30	7	39	(5)	(17)
Capital markets fees	35	22	30	13	59	5	17
Foreign exchange and letter of credit fees	21	21	22	—	—	(1)	(5)
Securities gains, net	4	9	9	(5)	(56)	(5)	(56)
Other income[1]	31	29	29	2	7	2	7

Noninterest income	$355	$330	$360	$25	8%	$(5)	(1)%

[1]	Other income includes bank owned life insurance and other income.

Noninterest income of $355 million increased $25 million, or 8%, from first quarter 2016, largely driven by higher capital markets fees, mortgage banking fees and service charges and fees, partially offset by a $5 million reduction in securities gains. Capital markets fees increased $13 million, reflecting continued broadening of our capabilities and cross sell, as well as an increase in deal volume from lower first quarter 2016 market levels. Mortgage banking fees increased $7 million, reflecting higher application and origination volumes and improved sale volumes and spreads, as well as an improved mortgage servicing rights (“MSR”) valuation. Service charges and fees increased $6 million, largely reflecting the benefit of both higher volume from seasonally lower first quarter levels and improved pricing. Results also reflect modest growth in card fees, and trust and investment services fees and other income. Other income included strong interest rate product revenue, up $7 million, offset by an other-than-temporary-impairment (“OTTI”) charge of $6 million tied to a new model implementation. Securities gains decreased by $5 million.

Noninterest income decreased $5 million from second quarter 2015 levels that exclude the impact of $7 million of card reward costs. Service charges and fees increased $11 million, driven by both improved pricing and volume. Capital markets fees increased $5 million, reflecting continued broadening of our capabilities and cross sell, as well as increased market deal volume. Mortgage banking income declined $5 million from second quarter 2015 levels, reflecting the second quarter 2015 MSR valuation gain. Trust and investment services fees decreased $3 million given the changing mix of product sales.

Citizens Financial Group, Inc.

Noninterest expense				2Q16 change from
($s in millions)	2Q16	1Q16	2Q15	1Q16		2Q15
				$	%	$	%
Salaries and employee benefits	$432	$425	$411	$7	2%	$21	5%
Outside services	86	91	99	(5)	(5)	(13)	(13)
Occupancy	76	76	90	—	—	(14)	(16)
Equipment expense	64	65	65	(1)	(2)	(1)	(2)
Amortization of software	41	39	37	2	5	4	11
Other operating expense	128	115	139	13	11	(11)	(8)

Total noninterest expense	$827	$811	$841	$16	2%	$(14)	(2)%
Restructuring charges and special items	—	—	40	—	—%	(40)	(100)%

Total noninterest expense, excluding restructuring charges and special items*	$827	$811	$801	$16	2%	$26	3%

Noninterest expense of $827 million increased $16 million from first quarter 2016, driven by higher salaries and employee benefits, largely related to a change in timing of merit increases and incentive payments, and other operating expense driven by higher regulatory, fraud and insurance costs. Results also reflect lower outside services expense, driven by our ongoing efficiency initiatives.

Compared with second quarter 2015, noninterest expense decreased $14 million, or 2%, driven by a $40 million decrease in restructuring charges and special items. On an Adjusted* basis, results reflect an increase in salaries and employee benefits, largely reflecting a change in the timing of merit increases and incentive payments that drove higher payroll taxes and retirement plan contributions, as well as increased software amortization, partially offset by the card reward accounting change impact.

The effective tax rate improved to 32.6% in second quarter 2016 compared to 32.9% in first quarter 2016 and 32.7% in second quarter 2015.

Consolidated balance sheet review(1)				2Q16 change from
($s in millions)	2Q16	1Q16	2Q15	1Q16			2Q15
				$		%	$		%
Total assets	$145,183	$140,077	$137,251	$5,106		4%	$7,932		6%
Loans and leases and loans held for sale	104,401	101,742	97,235	2,659		3	7,166		7
Deposits	106,257	102,606	100,615	3,651		4	5,642		6
Average interest-earning assets (quarterly)	129,492	126,165	123,205	3,327		3	6,287		5
Stockholders’ equity	20,226	19,965	19,586	261		1	640		3
Stockholders’ common equity	19,979	19,718	19,339	261		1	640		3
Tangible common equity*	$13,608	$13,333	$12,909	$275		2%	$699		5%
Loan-to-deposit ratio (period-end)(2)	98.3%	99.2%	96.6%	(91	) bps		161	bps
Common equity tier 1 capital ratio(3)	11.5	11.6	11.8
Total capital ratio(3)	14.9%	15.1%	15.3%

[1]	Represents period end unless otherwise noted.
[2]	Includes loans held for sale.
[3]	Current reporting period regulatory capital ratios are preliminary. Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2019. Ratios also reflect the required U.S. Standardized methodology for calculating RWAs, effective January 1, 2015.

Total assets of $145.2 billion increased $5.1 billion, or 4%, from March 31, 2016, driven by a $2.2 billion increase in the investment portfolio, largely cash balances, which were managed temporarily higher in connection with the U.K. European Union exit vote (“Brexit”). Results also reflect a $1.6 billion increase in commercial loans and leases and a $975 million increase

Citizens Financial Group, Inc.

in retail loans driven by growth in residential mortgages and student, offset in part by a reduction in home equity balances. Compared with June 30, 2015, total assets increased $7.9 billion, or 6%, primarily reflecting a $7.0 billion increase in loans and leases and a $576 million increase in investment portfolio assets, largely interest-bearing cash positions.

Average interest-earning assets of $129.5 billion in second quarter 2016 increased $3.3 billion, or 3%, from the prior quarter, driven by a $2.1 billion increase in commercial loans and leases, a $324 million increase in retail loans, a $459 million increase in the investment portfolio and a $453 million increase in loans held for sale driven by the impact of the TDR Transaction.

Compared to second quarter 2015, average interest-earning assets increased $6.3 billion, or 5%, driven by commercial loan growth of $4.4 billion, retail loan growth of $2.6 billion and a $354 million increase in loans held for sale, partially offset by a $1.1 billion decrease in investments and interest-bearing cash.

Interest-earning assets				2Q16 change from
($s in millions)	2Q16	1Q16	2Q15	1Q16		2Q15
				$	%	$	%
Period-end interest-earning assets
Investments and interest-bearing deposits	$27,804	$25,607	$27,228	$2,197	9%	$576	2%
Loans and leases
Commercial loans and leases	49,557	47,972	45,068	1,585	3	4,489	10
Retail loans	53,994	53,019	51,470	975	2	2,524	5
Total loans and leases	103,551	100,991	96,538	2,560	3	7,013	7
Loans held for sale, at fair value	478	365	397	113	31	81	20
Other loans held for sale	372	386	300	(14)	(4)	72	24
Total loans and leases and loans held for sale	104,401	101,742	97,235	2,659	3	7,166	7

Total period-end interest-earning assets	$132,205	$127,349	$124,463	$4,856	4%	$7,742	6%

Average interest-earning assets
Investments and interest-bearing deposits	$26,007	$25,548	$27,145	$459	2%	$(1,138)	(4)%
Loans and leases
Commercial loans and leases	49,134	47,043	44,696	2,091	4	4,438	10
Retail loans	53,543	53,219	50,910	324	1	2,633	5
Total loans and leases	102,677	100,262	95,606	2,415	2	7,071	7
Loans held for sale, at fair value	368	306	308	62	20	60	19
Other loans held for sale	440	49	146	391	NM	294	201
Total loans and leases and loans held for sale	103,485	100,617	96,060	2,868	3	7,425	8

Total average interest-earning assets	$129,492	$126,165	$123,205	$3,327	3%	$6,287	5%

Investments and interest-bearing deposits of $27.8 billion as of June 30, 2016 increased $2.2 billion, or 9%, from March 31, 2016, largely reflecting an increase in investments, mainly cash, which were managed temporarily higher in connection with Brexit. Compared with June 30, 2015, investments and interest-bearing deposits increased $576 million, or 2%, reflecting the impact of our Brexit planning, partially offset by modest third quarter 2015 balance sheet deleveraging. At the end of second quarter 2016, the average effective duration of the securities portfolio decreased to 2.4 years, compared with 2.9 years at March 31, 2016 and 3.7 years at June 30, 2015, largely reflecting continued declines in longer-term interest rates, which increased estimated prepayment speeds.

Period-end loans and leases of $103.6 billion at June 30, 2016 increased $2.6 billion from $101.0 billion at March 31, 2016 and increased $7.0 billion from $96.5 billion at June 30, 2015. The linked-quarter change was driven by a $1.6 billion increase in

Citizens Financial Group, Inc.

commercial loans and leases and a $975 million increase in retail loans. Compared with June 30, 2015, period-end loans and leases increased $7.0 billion, reflecting a $4.5 billion increase in commercial loans and leases and a $2.5 billion increase in retail loans.

Average loans and leases of $102.7 billion increased $2.4 billion from first quarter 2016, driven by a $2.1 billion increase in commercial and $324 million increase in retail loans. Commercial loan and lease growth reflects strength in Mid-corporate and Industry Verticals, Commercial Real Estate, Corporate Finance and Franchise Finance. Retail loan growth was primarily driven by student, other unsecured retail loans and mortgage, partially offset by lower home equity outstandings, including continued runoff in the non-core portfolio.

Compared with second quarter 2015, average loans and leases increased $7.1 billion, or 7%, reflecting a $4.4 billion increase in commercial and a $2.6 billion increase in retail. Commercial loan growth was driven by strength in Commercial Real Estate, Mid-corporate and Industry Verticals, Corporate Finance and Franchise Finance, partially offset by lower Middle Market loan balances. Retail loan growth was driven by strength in student, residential mortgages, auto and other unsecured retail loans, partially offset by lower home equity balances.

Deposits				2Q16 change from
($s in millions)	2Q16	1Q16	2Q15	1Q16		2Q15
				$	%	$	%
Period-end deposits
Demand deposits	$27,108	$27,186	$26,678	$(78)	—%	$430	2%
Checking with interest	19,838	18,706	17,114	1,132	6	2,724	16
Savings	8,841	8,748	8,080	93	1	761	9
Money market accounts	37,503	35,513	35,735	1,990	6	1,768	5
Term deposits	12,967	12,453	13,008	514	4	(41)	—

Total period-end deposits	$106,257	$102,606	$100,615	$3,651	4%	$5,642	6%

Average deposits
Demand deposits	$27,448	$27,170	$26,419	$278	1%	$1,029	4%
Checking with interest	19,003	17,993	16,561	1,010	6	2,442	15
Savings	8,762	8,394	8,076	368	4	686	8
Money market accounts	36,187	36,225	34,901	(38)	—	1,286	4
Term deposits	12,581	12,199	12,576	382	3	5	—

Total average deposits	$103,981	$101,981	$98,533	$2,000	2%	$5,448	6%

Period-end total deposits at June 30, 2016 of $106.3 billion increased $3.7 billion from March 31, 2016 as growth in money market, checking with interest and term deposits was partially offset by a decrease in demand deposits. Compared with June 30, 2015, period-end total deposits increased $5.6 billion, or 6%, driven by growth in checking with interest, money market, savings and demand deposits, partially offset by a reduction in term deposits.

Second quarter 2016 average deposits of $104.0 billion increased $2.0 billion from first quarter 2016, driven by growth in checking with interest, term deposits, savings and demand deposits. Compared with second quarter 2015, average deposits increased $5.4 billion driven by growth in checking with interest, money market, savings and demand deposits.

Citizens Financial Group, Inc.

Borrowed funds				2Q16 change from
($s in millions)	2Q16	1Q16	2Q15	1Q16		2Q15
				$	%	$	%
Period-end borrowed funds
Federal funds purchased and securities sold under agreements to repurchase	$717	$714	$3,784	$3	—%	$(3,067)	(81)%
Other short-term borrowed funds	2,770	3,300	6,762	(530)	(16)	(3,992)	(59)
Long-term borrowed funds	11,810	10,035	3,890	1,775	18	7,920	204

Total borrowed funds	$15,297	$14,049	$14,436	$1,248	9%	$861	6%

Average borrowed funds	$15,038	$13,873	$14,772	$1,165	8%	$266	2%

Total borrowed funds of $15.3 billion at June 30, 2016 increased $1.2 billion from March 31, 2016, largely reflecting the issuance of $1.0 billion of senior unsecured bank debt and shift from short-term to long-term Federal Home Loan Bank (“FHLB”) advances. Compared with June 30, 2015, total borrowed funds increased $861 million, largely reflecting the issuance of senior unsecured bank debt and an increase in long-term FHLB advances, which more than offset continued reductions in our reliance on short-term borrowings.

Average borrowed funds of $15.0 billion increased $1.2 billion from first quarter 2016 and $266 million from second quarter 2015. On May 13, 2016, we issued $1.0 billion in five-year 2.550% senior unsecured bank notes.

Capital(1)				2Q16 change from
($s and shares in millions)	2Q16	1Q16	2Q15	1Q16		2Q15
				$	%	$	%
Period-end capital
Stockholders’ equity	$20,226	$19,965	$19,586	$261	1%	$640	3%
Stockholders’ common equity	19,979	19,718	19,339	261	1	640	3
Tangible common equity*	13,608	13,333	12,909	275	2	699	5
Tangible common equity per share*	$25.72	$25.21	$24.03	$0.51	2	1.69	7
Common shares - at end of period	529.1	528.9	537.1	0.2	—	(8.1)	(1)
Common shares - average (diluted)	530.4	530.4	539.9	(0.1)	—%	(9.5)	(2)%

Common equity tier 1 capital ratio(1)(2)	11.5%	11.6%	11.8%
Total capital ratio(1)(2)	14.9	15.1	15.3
Tier 1 leverage ratio(1)(2)	10.3%	10.4%	10.4%

[1]	Current reporting-period regulatory capital ratios are preliminary.
[2]	Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2019. Ratios also reflect the required U.S. Standardized methodology for calculating RWAs, effective January 1, 2015.

On June 30, 2016, our Basel III capital ratios on a transitional basis remained well in excess of applicable regulatory requirements, with a CET1 capital ratio of 11.5% and a total capital ratio of 14.9%. Our capital ratios continue to reflect progress against our objective of realigning our capital profile to be more consistent with that of peer regional banks, while maintaining a strong capital base to support our growth aspirations, strategy and risk appetite. The second quarter 2016 dividend per common share increased 20% to $0.12 from $0.10 in first quarter 2016.

On June 29, 2016, Citizens announced that the Federal Reserve had no objection to its 2016 Capital Plan (the “Plan”) submitted in connection with the Federal Reserve’s 2016 Comprehensive Capital Analysis and Review. The Plan includes the repurchase of up to $690 million of Citizens’ outstanding common stock beginning in third quarter 2016 through second quarter 2017. The

Citizens Financial Group, Inc.

Plan also provides for proposed quarterly dividends of $0.12 per share through the end of 2016 and the potential to raise the quarterly dividend to $0.14 per share in 2017. Proposed capital actions are subject to consideration and approval by CFG’s Board of Directors.

Credit quality review				2Q16 change from
($s in millions)	2Q16	1Q16	2Q15	1Q16			2Q15
				$		%	$		%
Nonperforming loans and leases	$1,044	$1,079	$1,050	$(35)		(3)%	$(6)		(1)%
Net charge-offs	65	83	78	(18)		(22)	(13)		(17)
Provision for credit losses	90	91	77	(1)		(1)	13		17
Allowance for loan and lease losses	$1,246	$1,224	$1,201	$22		2%	$45		4%
Total nonperforming loans and leases as a % of total loans and leases	1.01%	1.07%	1.09%	(6	) bps		(8	) bps
Net charge-offs as % of total loans and leases	0.25	0.33	0.33	(8	) bps		(8	) bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	119.3%	113.4%	114.4%	584	bps		490	bps

Credit quality metrics improved during the quarter, reflecting a reduction in net charge-offs and improving commercial and retail credit quality. Nonperforming loans and leases of $1.0 billion at June 30, 2016 decreased $35 million from March 31, 2016, reflecting improvement in commercial and retail categories. The nonperforming loans and leases to total loans and leases ratio of 1.01% at June 30, 2016 improved 6 basis points from 1.07% at March 31, 2016 and 8 basis points from 1.09% at June 30, 2015. Compared with second quarter 2015, nonperforming loans and leases decreased $6 million.

Net charge-offs of $65 million, or 25 basis points, of total average loans and leases in second quarter 2016 decreased $18 million from $83 million, or 33 basis points, in first quarter 2016. Retail product net charge-offs of $63 million were $11 million lower than first quarter 2016 levels. Commercial net charge-offs were $2 million in second quarter 2016 compared with commercial net charge-offs of $9 million in first quarter 2016.

Allowance for loan and lease losses of $1.2 billion increased $22 million, or 2%, versus first quarter 2016 and $45 million, or 4%, from second quarter 2015, largely reflecting continued loan growth.

Allowance for loan and lease losses to total loans and leases was 1.20% as of June 30, 2016, relatively stable compared with 1.21% as of March 31, 2016 and 1.24% as of June 30, 2015. The allowance for loan and lease losses to nonperforming loans and leases ratio increased to 119% as of June 30, 2016 from 113% as of March 31, 2016 and 114% as of June 30, 2015.

Citizens Financial Group, Inc.

Additional Segment Detail:

Consumer Banking Segment				2Q16 change from
($s in millions)	2Q16	1Q16	2Q15	1Q16			2Q15
				$		%	$		%
Net interest income	$602	$581	$544	$21		4%	$58		11%
Noninterest income	219	208	230	11		5	(11)		(5)

Total revenue	821	789	774	32		4	47		6
Noninterest expense	632	616	613	16		3	19		3

Pre-provision profit	189	173	161	16		9	28		17
Provision for credit losses	49	63	60	(14)		(22)	(11)		(18)

Income before income tax expense	140	110	101	30		27	39		39
Income tax expense	50	39	35	11		28	15		43

Net income	$90	$71	$66	$19		27%	$24		36%

Average balances
Total loans and leases (1)	$54,353	$53,744	$51,024	$609		1%	$3,329		7%
Total deposits	71,863	70,871	69,963	992		1%	1,900		3%

Key metrics
ROTCE (2)*	7.1%	5.6%	5.7%	150	bps		143	bps
Efficiency ratio*	77%	78%	79%	(110	) bps		(227	) bps
Loan-to-deposit ratio (period-end)(1)	76.1%	74.7%	73.2%	131	bps		285	bps

[1]	Includes held for sale.
[2]	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level of common equity tier 1 and then allocate that approximation to the segments based on economic capital.

Consumer Banking net income of $90 million in second quarter 2016 increased $19 million, or 27%, compared to first quarter 2016, reflecting a $32 million increase in total revenue and lower provision for credit losses, partially offset by higher noninterest expense. Net interest income increased $21 million, or 4%, from first quarter 2016, driven by a $538 million increase in average loans led by higher student and mortgage loan balances and improved loan and deposit spreads. Noninterest income increased $11 million, or 5%, from first quarter 2016, driven by higher mortgage banking fees, reflecting higher application and origination volumes and improved sale gains and spreads, as well as improved MSR valuations and higher service charges and fees. Results also reflect improved card fees and trust and investment services fees. Noninterest expense increased $16 million, or 3%, from first quarter 2016, reflecting higher salary and benefits expense related to timing of merit increases and incentive payments, higher regulatory, fraud and insurance costs and higher outside services expense. Provision for credit losses of $49 million decreased $14 million from first quarter 2016, driven by lower net charge-offs in auto and home equity.

Compared with second quarter 2015, net income increased $24 million, or 36%, as revenue growth and lower provision for credit losses was partially offset by an increase in noninterest expense. Net interest income increased $58 million, or 11%, driven by the benefit of a $3.3 billion increase in average loans, reflecting growth in student, mortgage, auto and consumer unsecured loans and improved deposit spreads. Noninterest income decreased $11 million, or 5%, as an increase in service charges and fees was more than offset by a reduction in card fees tied to the card reward accounting change. Results also reflect lower mortgage banking fees, which declined $5 million from second quarter 2015 levels, as the benefit of higher application volumes and sale gains and spreads was more than offset by a reduction in MSR valuations from higher first quarter

Citizens Financial Group, Inc.

2015 levels, reflecting the reduction in long-term rates. Noninterest expense increased $19 million, or 3%, driven by higher salaries and benefits largely related to a change in the timing of merit increases and incentive payments. Results also reflect an increase in outside services expense, largely offset by the card reward accounting change impact. Provision for credit losses declined $11 million from second quarter 2015, driven by lower net charge-offs in home equity.

Commercial Banking Segment				2Q16 change from
($s in millions)	2Q16	1Q16	2Q15	1Q16			2Q15
				$		%	$		%
Net interest income	$314	$300	$286	$14		5%	$28		10%
Noninterest income	122	99	108	23		23	14		13

Total revenue	436	399	394	37		9	42		11
Noninterest expense	186	187	181	(1)		(1)	5		3

Pre-provision profit	250	212	213	38		18	37		17
Provision for credit losses	(1)	9	7	(10)		(111)	(8)		(114)

Income before income tax expense	251	203	206	48		24	45		22
Income tax expense	87	70	71	17		24	16		23

Net income	$164	$133	$135	$31		23%	$29		21%

Average balances
Total loans and leases (1)	$46,073	$43,899	$41,467	$2,174		5%	$4,606		11%
Total deposits	25,113	24,833	22,717	280		1%	2,396		11%

Key metrics
ROTCE (2)*	13.0%	11.2%	11.7%	185	bps		135	bps
Efficiency ratio*	43%	47%	46%	(386	) bps		(319	) bps
Loan-to-deposit ratio (period-end)(1)	172.6%	185.1%	176.2%	(1,249	) bps		(352	) bps

[1]	Includes held for sale.
[2]	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level for common equity tier 1 and then allocate that approximation to the segments based on economic capital.

Commercial Banking net income of $164 million in second quarter 2016 increased $31 million, or 23%, from first quarter 2016, reflecting a $37 million increase in total revenues and lower provision expense. Net interest income of $314 million increased $14 million compared to first quarter 2016, driven by loan growth and higher interest recoveries. Average loans and leases increased $2.1 billion led by Mid-corporate and Industry Verticals, Corporate Finance and Commercial Real Estate. Noninterest income increased $23 million, driven by strength in capital markets and interest rate products. Noninterest expense was flat as higher salaries and employee benefits, which included a change in timing of merit and incentive payments, and higher insurance costs were offset by lower outside services expense. Provision for credit losses decreased $10 million from first quarter levels, reflecting lower net charge-offs.

Compared to second quarter 2015, net income increased $29 million, or 21%, as a $42 million increase in total revenue and loan recoveries was partially offset by a $5 million increase in noninterest expense. Net interest income increased $28 million, or 10%, from second quarter 2015, reflecting the benefit of a $4.6 billion increase in average loans and leases, improved deposit spreads and a $2.4 billion increase in average deposits. Average loan and lease growth was driven by strength in Commercial Real Estate, Mid-corporate and Industry Verticals, Corporate Finance and Franchise Finance. Noninterest income increased $14 million from second quarter 2015 levels, reflecting strength in service charges and fees, interest rate products

Citizens Financial Group, Inc.

and capital markets fees. Noninterest expense increased $5 million from second quarter 2015 as increased salaries and employee benefits related to the timing of merit increases and incentive payments and higher insurance costs were partially offset by lower outside services. Provision for credit losses decreased $8 million from second quarter 2015 levels, reflecting lower charge-offs.

Other(1)				2Q16 change from
($s in millions)	2Q16	1Q16	2Q15	1Q16		2Q15
				$	%	$	%
Net interest income	$7	$23	$10	$(16)	(70)%	$(3)	(30)%
Noninterest income	14	23	22	(9)	(39)	(8)	(36)

Total revenue	21	46	32	(25)	(54)	(11)	(34)
Noninterest expense	9	8	47	1	13	(38)	(81)

Pre-provision profit (loss)	12	38	(15)	(26)	(68)	27	180
Provision for credit losses	42	19	10	23	121	32	NM

Income (loss) before income tax expense (benefit)	(30)	19	(25)	(49)	NM	(5)	(20)
Income tax expense (benefit)	(19)	—	(14)	(19)	NM	(5)	(36)

Net income (loss)	$(11)	$19	$(11)	$(30)	(158)%	$—	—%

Average balances
Total loans and leases (2)	$3,059	$2,974	$3,569	$85	3%	$(510)	(14)%
Total deposits	7,005	6,277	5,853	728	12%	1,152	20%

[1]	Includes the financial impact of non-core, liquidating loan portfolios and other non-core assets, our treasury activities, wholesale funding activities, securities portfolio, community development assets and other unallocated assets, liabilities, revenues, provision for credit losses and expenses not attributed to our Consumer Banking or Commercial Banking segments.
[2]	Includes held for sale.

Other recorded a net loss of $11 million in second quarter 2016 compared to net income of $19 million in first quarter 2016. This decrease was largely driven by higher provision for credit losses, which included a $25 million reserve build and higher non-core net charge-offs. Net interest income of $7 million decreased $16 million from first quarter 2016, largely reflecting higher borrowing costs related to term-debt issuance, lower residual funds transfer pricing, investment portfolio income and non-core loan interest. Noninterest income of $14 million decreased $9 million from first quarter 2016, largely reflecting lower securities gains and higher OTTI charges. Noninterest expense remained relatively stable. Provision for credit losses of $42 million in second quarter 2016 included a $25 million reserve build, compared with $19 million of provision for credit losses in first quarter 2016, which included an $8 million reserve build. Provision for credit losses within Other mainly represents the residual change in the consolidated allowance for credit losses after attributing the respective net charge-offs to the Consumer Banking and Commercial Banking segments, while also factoring in net charge-offs related to the non-core portfolio.

Other net loss in second quarter 2016 was flat with second quarter 2015, reflecting the lack of restructuring charges and special items, offset by lower revenue and an increase in provision for credit losses, which reflects a $25 million reserve build compared to a $1 million reserve release in second quarter 2015.

Citizens Financial Group, Inc.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The table below presents reconciliations of certain non-GAAP measures. These reconciliations exclude restructuring charges and/or special items, which are included, where applicable, in the financial results presented in accordance with GAAP. Restructuring charges and special items include expenses related to our efforts to improve processes and enhance efficiencies, as well as rebranding, separation from RBS and regulatory expenses.

The non-GAAP measures presented below include “noninterest income”, “total revenue”, “ noninterest expense”, “pre-provision profit”, “income before income tax expense”, “income tax expense”, “net income”, “net income available to common stockholders”, “salaries and employee benefits”, “outside services”, “occupancy”, “equipment expense”, “other operating expense”, “net income per average common share”, “return on average common equity” and “return on average total assets”.” In addition, we present computations for “tangible book value per common share”, “return on average tangible common equity”, “return on average total tangible assets”, “efficiency ratio”, “pro forma Basel III fully phased-in common equity tier 1 capital”, “operating leverage”, “noninterest income before accounting change” and “card fee income before accounting change” as part of our non-GAAP measures.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe restructuring charges and special items in any period do not reflect the operational performance of the business in that period and, accordingly, it is useful to consider these line items with and without restructuring charges and special items. We believe this presentation also increases comparability of period-to-period results.

We also consider pro forma capital ratios defined by banking regulators but not effective at each period end to be non-GAAP financial measures. Since analysts and banking regulators may assess our capital adequacy using these pro forma ratios, we believe they are useful to provide investors the ability to assess our capital adequacy on the same basis.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

Citizens Financial Group, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Excluding restructuring charges and special items)

($s in millions, except per share data)

		QUARTERLY TRENDS					FOR THE SIX MONTHS ENDED JUNE 30,		FOR THE YEAR ENDED DECEMBER 30,
		2Q16	1Q16	4Q15	3Q15	2Q15	2016	2015	2015	2014
Noninterest income, excluding special items:
Noninterest income (GAAP)		$355	$330	$362	$353	$360	$685	$707
Less: Special items		—	—	—	—	—	—	—

Noninterest income, excluding special items (non-GAAP)		$355	$330	$362	$353	$360	$685	$707

Total revenue, excluding special items:
Total revenue (GAAP)	A	$1,278	$1,234	$1,232	$1,209	$1,200	$2,512	$2,383	$4,824	$4,979
Less: Special items		—	—	—	—	—	—	—	—	288

Total revenue, excluding special items (non-GAAP)	B	$1,278	$1,234	$1,232	$1,209	$1,200	$2,512	$2,383	$4,824	$4,691

Noninterest expense, excluding restructuring charges and special items:
Noninterest expense (GAAP)	C	$827	$811	$810	$798	$841	$1,638	$1,651	$3,259	$3,392
Less: Restructuring charges and special items		—	—	—	—	40	—	50	50	169

Noninterest expense, excluding restructuring charges and special items (non-GAAP)	D	$827	$811	$810	$798	$801	$1,638	$1,601	$3,209	$3,223

Pre-provision profit, excluding restructuring charges and special items:
Total revenue, excluding restructuring charges and special items (non-GAAP)		$1,278	$1,234	$1,232	$1,209	$1,200	$2,512	$2,383
Less: Noninterest expense, excluding restructuring charges and special items (non-GAAP)		827	811	810	798	801	1,638	1,601

Pre-provision profit, excluding restructuring charges and special items (non-GAAP)		$451	$423	$422	$411	$399	$874	$782

Income before income tax expense, excluding restructuring charges and special items:
Income before income tax expense (GAAP)		$361	$332	$331	$335	$282	$693	$597
Less: Income before income tax expense (benefit) related to restructuring charges and special items (GAAP)		—	—	—	—	(40)	—	(50)

Income before income tax expense, excluding restructuring charges and special items (non-GAAP)		$361	$332	$331	$335	$322	$693	$647

Income tax expense, excluding restructuring charges and special items:
Income tax expense (GAAP)		$118	$109	$110	$115	$92	$227	$198
Less: Income tax (benefit) related to restructuring charges and special items (GAAP)		—	—	—	—	(15)	—	(19)

Income tax expense, excluding restructuring charges and special items (non-GAAP)		$118	$109	$110	$115	$107	$227	$217

Net income, excluding restructuring charges and special items:
Net income (GAAP)	E	$243	$223	$221	$220	$190	$466	$399
Add: Restructuring charges and special items, net of income tax expense (benefit)		—	—	—	—	25	—	31

Net income, excluding restructuring charges and special items (non-GAAP)	F	$243	$223	$221	$220	$215	$466	$430

Net income available to common stockholders (GAAP), excluding restructuring charges and special items:
Net income available to common stockholders (GAAP)	G	$243	$216	$221	$213	$190	$459	$399
Add: Restructuring charges and special items, net of income tax expense (benefit)		—	—	—	—	25	—	31

Net income available to common stockholders, excluding restructuring charges and special items (non-GAAP)	H	$243	$216	$221	$213	$215	$459	$430

Return on average common equity, excluding restructuring charges and special items:
Average common equity (GAAP)	I	$19,768	$19,567	$19,359	$19,261	$19,391	$19,667	$19,399
Return on average common equity, excluding restructuring charges and special items (non-GAAP)	H/I	4.94%	4.45%	4.51%	4.40%	4.45%	4.70%	4.47%
Return on average tangible common equity and return on average tangible common equity, excluding restructuring charges and special items:
Average common equity (GAAP)	I	$19,768	$19,567	$19,359	$19,261	$19,391	$19,667	$19,399
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	6,876	6,876
Less: Average other intangibles (GAAP)		2	3	3	4	5	2	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		496	481	468	453	437	488	430

Average tangible common equity (non-GAAP)	J	$13,386	$13,169	$12,948	$12,834	$12,947	$13,277	$12,948

Return on average tangible common equity (non-GAAP)	G/J	7.30%	6.61%	6.75%	6.60%	5.90%	6.96%	6.21%
Return on average tangible common equity, excluding restructuring charges and special items (non-GAAP)	H/J	7.30%	6.61%	6.75%	6.60%	6.67%	6.96%	6.70%

Citizens Financial Group, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Excluding restructuring charges and special items)

($s in millions, except per share data)

		QUARTERLY TRENDS					FOR THE SIX MONTHS ENDED JUNE 30,		FOR THE YEAR ENDED DECEMBER 30,
		2Q16	1Q16	4Q15	3Q15	2Q15	2016	2015	2015	2014
Return on average total assets, excluding restructuring charges and special items:
Average total assets (GAAP)	K	$142,179	$138,780	$136,298	$135,103	$135,521	$140,479	$134,429
Return on average total assets, excluding restructuring charges and special items (non-GAAP)	F/K	0.69%	0.65%	0.64%	0.65%	0.64%	0.67%	0.65%
Return on average total tangible assets and return on average total tangible assets, excluding restructuring charges and special items:
Average total assets (GAAP)	K	$142,179	$138,780	$136,298	$135,103	$135,521	$140,479	$134,429
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	6,876	6,876
Less: Average other intangibles (GAAP)		2	3	3	4	5	2	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		496	481	468	453	437	488	430

Average tangible assets (non-GAAP)	L	$135,797	$132,382	$129,887	$128,676	$129,077	$134,089	$127,978

Return on average total tangible assets (non-GAAP)	E/L	0.72%	0.68%	0.67%	0.68%	0.59%	0.70%	0.63%
Return on average total tangible assets, excluding restructuring charges and special items (non-GAAP)	F/L	0.72%	0.68%	0.67%	0.68%	0.67%	0.70%	0.68%
Efficiency ratio and efficiency ratio, excluding restructuring charges and special items:
Efficiency ratio (non-GAAP)	C/A	64.71%	65.66%	65.76%	66.02%	70.02%	65.18%	69.27%	67.56%	68.12%
Efficiency ratio, excluding restructuring charges and special items (non-GAAP)	D/B	64.71%	65.66%	65.76%	66.02%	66.70%	65.18%	67.17%	66.52%	68.70%
Tangible book value per common share:
Common shares - at end of period (GAAP)	M	529,094,976	528,933,727	527,774,428	527,636,510	537,149,717	529,094,976	537,149,717
Common stockholders’ equity (GAAP)		$19,979	$19,718	$19,399	$19,353	$19,339	$19,979	$19,339
Less: Goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	6,876	6,876
Less: Other intangible assets (GAAP)		2	3	3	3	4	2	4
Add: Deferred tax liabilities related to goodwill (GAAP)		507	494	480	465	450	507	450

Tangible common equity (non-GAAP)	N	$13,608	$13,333	$13,000	$12,939	$12,909	$13,608	$12,909

Tangible book value per common share (non-GAAP)	N/M	$25.72	$25.21	$24.63	$24.52	$24.03	$25.72	$24.03
Net income per average common share - basic and diluted, excluding restructuring charges and special items:
Average common shares outstanding - basic (GAAP)	O	528,968,330	528,070,648	527,648,630	530,985,255	537,729,248	528,519,489	541,986,653
Average common shares outstanding - diluted (GAAP)	P	530,365,203	530,446,188	530,275,673	533,398,158	539,909,366	530,396,871	544,804,268
Net income available to common stockholders (GAAP)	G	$243	$216	$221	$213	$190	$459	$399
Net income per average common share - basic (GAAP)	G/O	0.46	0.41	0.42	0.40	0.35	0.87	0.74
Net income per average common share - diluted (GAAP)	G/P	0.46	0.41	0.42	0.40	0.35	0.87	0.73
Net income available to common stockholders, excluding restructuring charges and special items (non-GAAP)	H	243	216	221	213	215	459	430
Net income per average common share - basic, excluding restructuring charges and special items (non-GAAP)	H/O	0.46	0.41	0.42	0.40	0.40	0.87	0.79
Net income per average common share - diluted, excluding restructuring charges and special items (non-GAAP)	H/P	0.46	0.41	0.42	0.40	0.40	0.87	0.79

Citizens Financial Group, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Excluding restructuring charges and special items)

($s in millions)

		QUARTERLY TRENDS					FOR THE SIX MONTHS ENDED JUNE 30,
		2Q16	1Q16	4Q15	3Q15	2Q15	2016	2015
Pro forma Basel III fully phased-in common equity tier 1 capital ratio[1]:
Common equity tier 1 (regulatory)		$13,768	$13,570	$13,389	$13,200	$13,270
Less: Change in DTA and other threshold deductions (GAAP)		1	1	2	2	3

Pro forma Basel III fully phased-in common equity tier 1 (non-GAAP)	Q	$13,767	$13,569	$13,387	$13,198	$13,267

Risk-weighted assets (regulatory general risk weight approach)		$119,492	$116,591	$114,084	$112,277	$112,131
Add: Net change in credit and other risk-weighted assets (regulatory)		228	232	244	243	247

Basel III standardized approach risk-weighted assets (non-GAAP)	R	$119,720	$116,823	$114,328	$112,520	$112,378

Pro forma Basel III fully phased-in common equity tier 1 capital ratio (non-GAAP)[1]	Q/R	11.5%	11.6%	11.7%	11.7%	11.8%
Salaries and employee benefits, excluding restructuring charges and special items:
Salaries and employee benefits (GAAP)		$432	$425	$402	$404	$411	$857	$830
Less: Restructuring charges and special items		—	—	(2)	—	6	—	5

Salaries and employee benefits, excluding restructuring charges and special items (non-GAAP)		$432	$425	$404	$404	$405	$857	$825

Outside services, excluding restructuring charges and special items:
Outside services (GAAP)		$86	$91	$104	$89	$99	$177	$178
Less: Restructuring charges and special items		—	—	2	—	16	—	24

Outside services, excluding restructuring charges and special items (non-GAAP)		$86	$91	$102	$89	$83	$177	$154

Occupancy, excluding restructuring charges and special items:
Occupancy (GAAP)		$76	$76	$74	$75	$90	$152	$170
Less: Restructuring charges and special items		—	—	—	—	15	—	17

Occupancy, excluding restructuring charges and special items (non-GAAP)		$76	$76	$74	$75	$75	$152	$153

Equipment expense, excluding restructuring charges and special items:
Equipment expense (GAAP)		$64	$65	$67	$62	$65	$129	$128
Less: Restructuring charges and special items		—	—	—	—	—	—	1

Equipment expense, excluding restructuring charges and special items (non-GAAP)		$64	$65	$67	$62	$65	$129	$127

Other operating expense, excluding restructuring charges and special items:
Other operating expense (GAAP)		$128	$115	$125	$133	$139	$243	$272
Less: Restructuring charges and special items		—	—	—	—	3	—	3

Other operating expense, excluding restructuring charges and special items (non-GAAP)		$128	$115	$125	$133	$136	$243	$269

Restructuring charges and special expense items include:
Restructuring charges		$0	$0	$0	$0	$25	$0	$26
Special items		—	—	—	—	15	—	24

Restructuring charges and special expense items before income tax expense		$0	$0	$0	$0	$40	$0	$50

1)     Basel III ratios assume certain definitions impacting qualifying Basel III capital, which otherwise will phase in through 2019, are fully phased-in. Ratios also reflect the required US Standardized methodology for calculating RWAs, effective January 1, 2015.

							2Q16 vs 1Q16	2Q16 vs 2Q15
							$ Change	$ Change
Noninterest income:
Noninterest income (GAAP)		$355				$360	($5)	(1)%
Add: Reward accounting change		10				—	10	NM

Noninterest income, before accounting change (non-GAAP)		$365				$360	$5	1%

Citizens Financial Group, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Excluding restructuring charges and special items)

($s in millions, except per share data)

		QUARTERLY TRENDS					FOR THE SIX MONTHS ENDED JUNE 30,		2Q16 vs 1Q16	2Q16 vs 2Q15
		2Q16	1Q16	4Q15	3Q15	2Q15	2016	2015	% Change	% Change

Operating leverage:
Total revenue (GAAP)	A	$1,278	$1,234			$1,200	$2,512	$2,383	3.6%	6.5%
Noninterest expense (GAAP)	C	$827	$811			$841	$1,638	$1,651	2.0%	(1.7)%

Operating leverage (non-GAAP)									1.6%	8.2%

Operating leverage, excluding restructuring charges and special items:
Total revenue, excluding restructuring charges and special items (non-GAAP)	B	$1,278	$1,234			$1,200	$2,512	$2,383	3.6%	6.5%
Less: Noninterest expense, excluding restructuring charges and special items (non-GAAP)	D	$827	$811			$801	$1,638	$1,601	2.0%	3.2%

Operating leverage, excluding restructuring charges and special items: (non-GAAP)									1.6%	3.3%

		HALF YEAR TRENDS					1H16 vs 1H15	2H15 vs 2H14	1H15 vs 1H14
		1H14	2H14	1H15	2H15	1H16	% Change	% Change	% Change
Operating leverage:
Total revenue (GAAP)		$2,639	$2,340	$2,383	$2,441	$2,512	5.4%	4.3%	(9.7)%
Noninterest expense (GAAP)		$1,758	$1,634	$1,651	$1,608	$1,638	(0.8)%	(1.6)%	(6.1)%

Operating leverage (non-GAAP)							6.2%	5.9%	(3.6)%

Operating leverage, excluding restructuring charges and special items:
Total revenue, excluding restructuring charges and special items (non-GAAP)		$2,351	$2,340	$2,383	$2,441	$2,512	5.4%	4.3%	1.4%
Less: Noninterest expense, excluding restructuring charges and special items (non-GAAP)		$1,643	$1,579	$1,601	$1,608	$1,638	2.3%	1.8%	(2.6)%

Operating leverage, excluding restructuring charges and special items: (non-GAAP)							3.1%	2.5%	3.9%

Citizens Financial Group, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS - SEGMENTS

(dollars in millions)

		THREE MONTHS ENDED JUNE 30,				THREE MONTHS ENDED MARCH 31,
		2016				2016
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$90	$164	($11)	$243	$71	$133	$19	$223
Less: Preferred stock dividends		—	—	—	—	—	—	7	7

Net income available to common stockholders	B	$90	$164	($11)	$243	$71	$133	$12	$216

Return on average tangible common equity:
Average common equity (GAAP)		$5,110	$5,040	$9,618	$19,768	$5,089	$4,790	$9,688	$19,567
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2	—	—	3	3
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	496	496	—	—	481	481

Average tangible common equity (non-GAAP)	C	$5,110	$5,040	$3,236	$13,386	$5,089	$4,790	$3,290	$13,169

Return on average tangible common equity (non-GAAP):	B/C	7.09%	13.04%	NM	7.30%	5.59%	11.19%	NM	6.61%
Return on average total tangible assets:
Average total assets (GAAP)		$55,660	$47,388	$39,131	$142,179	$55,116	$45,304	$38,360	$138,780
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2	—	—	3	3
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	496	496	—	—	481	481

Average tangible assets (non-GAAP)	D	$55,660	$47,388	$32,749	$135,797	$55,116	$45,304	$31,962	$132,382

Return on average total tangible assets (non-GAAP)	A/D	0.65%	1.39%	NM	0.72%	0.52%	1.18%	NM	0.68%
Efficiency ratio:
Noninterest expense (GAAP)	E	$632	$186	$9	$827	$616	$187	$8	$811
Net interest income (GAAP)		602	314	7	923	581	300	23	904
Noninterest income (GAAP)		219	122	14	355	208	99	23	330

Total revenue	F	$821	$436	$21	$1,278	$789	$399	$46	$1,234

Efficiency ratio (non-GAAP)	E/F	76.98%	42.88%	NM	64.71%	78.08%	46.74%	NM	65.66%
		THREE MONTHS ENDED DECEMBER 31,				THREE MONTHS ENDED SEPTEMBER 30,
		2015				2015
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$67	$152	$2	$221	$68	$145	$7	$220
Less: Preferred stock dividends		—	—	—	—	—	—	7	7

Net income available to common stockholders	B	$67	$152	$2	$221	$68	$145	$—	$213

Return on average tangible common equity:
Average common equity (GAAP)		$4,831	$4,787	$9,741	$19,359	$4,791	$4,722	$9,748	$19,261
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	3	3	—	—	4	4
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	468	468	—	—	453	453

Average tangible common equity (non-GAAP)	C	$4,831	$4,787	$3,330	$12,948	$4,791	$4,722	$3,321	$12,834

Return on average tangible common equity (non-GAAP):	B/C	5.50%	12.57%	NM	6.75%	5.67%	12.24%	NM	6.60%
Return on average total tangible assets:
Average total assets (GAAP)		$54,065	$43,835	$38,398	$136,298	$53,206	$43,113	$38,784	$135,103
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	3	3	—	—	4	4
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	468	468	—	—	453	453

Average tangible assets (non-GAAP)	D	$54,065	$43,835	$31,987	$129,887	$53,206	$43,113	$32,357	$128,676

Return on average total tangible assets (non-GAAP)	A/D	0.49%	1.37%	NM	0.67%	0.51%	1.34%	NM	0.68%
Efficiency ratio:
Noninterest expense (GAAP)	E	$624	$180	$6	$810	$623	$175	$—	$798
Net interest income (GAAP)		565	301	4	870	556	299	1	856
Noninterest income (GAAP)		226	107	29	362	235	100	18	353

Total revenue	F	$791	$408	$33	$1,232	$791	$399	$19	$1,209

Efficiency ratio (non-GAAP)	E/F	78.85%	44.02%	NM	65.76%	78.72%	43.75%	NM	66.02%
		THREE MONTHS ENDED JUNE 30,
		2015
		Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$66	$135	($11)	$190
Less: Preferred stock dividends		—	—	—	—

Net income available to common stockholders	B	$66	$135	($11)	$190

Return on average tangible common equity:
Average common equity (GAAP)		$4,681	$4,625	$10,085	$19,391
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	5	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	437	437

Average tangible common equity (non-GAAP)	C	$4,681	$4,625	$3,641	$12,947

Return on average tangible common equity (non-GAAP):	B/C	5.66%	11.69%	NM	5.90%
Return on average total tangible assets:
Average total assets (GAAP)		$52,489	$42,617	$40,415	$135,521
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	5	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	437	437

Average tangible assets (non-GAAP)	D	$52,489	$42,617	$33,971	$129,077

Return on average total tangible assets (non-GAAP)	A/D	0.51%	1.27%	NM	0.59%
Efficiency ratio:
Noninterest expense (GAAP)	E	$613	$181	$47	$841
Net interest income (GAAP)		544	286	10	840
Noninterest income (GAAP)		230	108	22	360

Total revenue	F	$774	$394	$32	$1,200

Efficiency ratio (non-GAAP)	E/F	79.25%	46.07%	NM	70.02%

Citizens Financial Group, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS - SEGMENTS

(dollars in millions)

		FOR SIX MONTHS ENDED JUNE 30,
		2016				2015
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$161	$297	$8	$466	$127	$282	($10)	$399
Less: Preferred stock dividends		—	—	7	7	—	—	—	—

Net income available to common stockholders	B	$161	$297	$1	$459	$127	$282	($10)	$399

Return on average tangible common equity:
Average common equity (GAAP)		$5,099	$4,915	$9,653	$19,667	$4,665	$4,576	$10,158	$19,399
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2	—	—	5	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	488	488	—	—	430	430

Average tangible common equity (non-GAAP)	C	$5,099	$4,915	$3,263	$13,277	$4,665	$4,576	$3,707	$12,948

Return on average tangible common equity (non-GAAP)	B/C	6.34%	12.14%	NM	6.96%	5.48%	12.41%	NM	6.21%
Return on average total tangible assets:
Average total assets (GAAP)		$55,388	$46,346	$38,745	$140,479	$52,048	$42,114	$40,267	$134,429
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2	—	—	5	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	488	488	—	—	430	430

Average tangible assets (non-GAAP)	D	$55,388	$46,346	$32,355	$134,089	$52,048	$42,114	$33,816	$127,978

Return on average total tangible assets (non-GAAP)	A/D	0.58%	1.29%	NM	0.70%	0.49%	1.35%	NM	0.63%
Efficiency ratio:
Noninterest expense (GAAP)	E	$1,248	$373	$17	$1,638	$1,209	$354	$88	$1,651
Net interest income (GAAP)		1,183	614	30	1,827	1,077	562	37	1,676
Noninterest income (GAAP)		427	221	37	685	449	208	50	707

Total revenue	F	$1,610	$835	$67	$2,512	$1,526	$770	$87	$2,383

Efficiency ratio (non-GAAP)	E/F	77.52%	44.73%	NM	65.18%	79.25%	46.04%	NM	69.27%

Citizens Financial Group, Inc.

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ, materially, from those in the forward-looking statements include the following, without limitation:

•	negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	the rate of growth in the economy and employment levels, as well as general business and economic conditions;

•	our ability to implement our strategic plan, including the cost savings and efficiency components, and achieve our indicative performance targets;

•	our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations;

•	liabilities and business restrictions resulting from litigation and regulatory investigations;

•	our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•	the effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	management’s ability to identify and manage these and other risks.

Citizens Financial Group, Inc.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or share repurchases will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our board of directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the United States Securities and Exchange Commission on February 26, 2016.

Note: Percentage changes, per share amounts and ratios presented in this document are calculated using whole dollars.

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1	Citizens Financial Group, Inc. financial supplement for second quarter 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS FINANCIAL GROUP, INC.

By:	/s/ Eric Aboaf
Eric Aboaf
Chief Financial Officer

Date: July 25, 2016

EXHIBIT INDEX

Exhibit Number	Description

99.1	Citizens Financial Group, Inc. financial supplement for second quarter 2016